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                                                                    EXHIBIT 23.2

                   [LETTERHEAD OF VEAZEY & ASSOCIATES, INC.]

                                August 31, 2000

Beta Oil & Gas, Inc.
6120 S. Yale Ave.
Suite 813
Tulsa, OK 74136

                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Gentlemen:

     We hereby consent to the incorporation by reference in this Form S-3 Registration Statement of Beta Oil & Gas, Inc. ("Beta") of the information with respect to Beta's oil and gas reserves, the future net reserves from such reserves and the present value thereof, which information has been incorporated by reference in such Registration Statement in reliance upon the report of this firm dated February 23, 1999, and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in such Registration Statement.

VEAZEY & ASSOCIATES, INC.

/s/  Michael J. Veazey

Michael J. Veazey